Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-43176

                                IVAX CORPORATION

                                SUPPLEMENT NO. 6
                             DATED APRIL 20, 2001

                                       TO

                                   PROSPECTUS
                             DATED NOVEMBER 8, 2000


         This supplement is part of and should be read in conjunction with our prospectus dated November 8, 2000. The information we present in this supplement adds to or supersedes similar information included in the prospectus.

         We are supplementing the information under the caption "Selling Security Holders" to include the following information:

                                                                           Amount of Common
                                           Principal Amount of      Stock Issuable Upon Conversion
                                             Notes Owned and                 of the Notes
Selling Security Holders                  Offered Hereby (1)(2)        and Offered Hereby (1)(2)
------------------------                  ---------------------        -------------------------
Banc of America Securities                     $   500,000                      13,459
Boulder II Limited                             $ 2,400,000                      64,603
Miller Tabak Roberts Securities, LLC           $    25,000                         672
Northern Income Equity Fund                    $ 1,000,000                      26,918
Pimco Convertible Fund                         $ 2,300,000                      61,911
Salomon Brothers Asset Management              $ 4,000,000                     107,672
Silvercreek Limited Partnership                $   500,000                      13,459

----------------------
(1) Amounts indicated may exceed the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided to us the information. In addition, the conversion rate and, therefore, the number of shares of common stock that we will issue upon conversion of the notes, is subject to adjustment under some circumstances. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.
(2) We have assumed that the selling security holders will sell all of the securities listed. We cannot be sure that the selling security holders will sell all or any of the securities that they offer in this offering. The amount of securities listed in the table represents an estimate of the amount of securities each selling security holder will offer.